UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2020

MTBC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MTBC	Nasdaq Global Market
Series A Preferred Stock, par value $0.001 per share	MTBCP	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On June 16, 2020, MTBC, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Meridian Billing Management Co., a Vermont corporation (“Meridian”), Origin Holdings, Inc., a Delaware corporation (“Origin”, and together with Meridian, collectively the “Acquired Companies”) and GMM II Holdings, LLC, a Delaware limited liability company (“Seller”), pursuant to which the Company purchased all of the issued and outstanding capital stock of the Acquired Companies from the Seller. The Acquired Companies are in the business of providing medical billing, revenue cycle management, electronic medical records, medical coding and related services.

The total consideration paid at closing was $15 million in cash, 200,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock plus warrants to purchase 2,250,000 shares of the Company’s common stock, with an exercise price per share of $7.50 and a term of two years. The Company also assumed the Acquired Companies’ negative net working capital and certain long-term lease liabilities with aggregate value of approximately $4.8 million.

The cash consideration will be used to repay the Acquired Companies’ indebtedness and transaction expenses. A portion of the preferred stock consideration will be held back until satisfaction of certain specified obligations of the Acquired Companies and shall be issued as agreed upon by the Company and the Seller.

The parties to the Stock Purchase Agreement have each made customary representations, warranties and covenants in the Stock Purchase Agreement. In connection with the Stock Purchase Agreement, the Company has obtained representations and warranties insurance coverage of up to $4 million to insure against losses arising from breach of representations and warranties under the Stock Purchase Agreement. The Company agreed that it will not seek to recover any losses from the Seller or other persons with respect to breaches of the representations or warranties under the Stock Purchase Agreement, except for claims with respect to Seller’s ownership of the capital stock of the Acquired Companies or claims for actual fraud by the Seller or certain designated persons within 12 months of the date of the Stock Purchase Agreement, with such claims capped against the Seller for the realized undistributed warrant proceeds held by the Seller and against such designated persons for amounts they may receive at closing.

For three years following the closing, the Seller will be prohibited from soliciting any employee, customer or supplier of the Acquired Companies and their subsidiaries.

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The Company’s preferred stock and warrants being issued as part of the consideration are being issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed that, as soon as practicable after the completion of the audit of the Acquired Companies’ 2019 financial statements, but in no event later than 85 days from the date of the Stock Purchase Agreement, the Company will register for resale under the Securities Act the preferred stock and the common stock underlying the warrants.

The foregoing summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 16, 2020, the Acquired Companies became wholly owned subsidiaries of the Company as a result of the Stock Purchase Agreement and the transactions contemplated thereunder.

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” and “Item 2.01 – Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Stock Purchase Agreement by and among MTBC, Inc., Origin Holdings, Inc., Meridian Billing Management Co., and GMM II Holdings, LLC, dated June 16, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTBC, Inc.

Date:	June 17, 2020	By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer

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